Exhibit 10.55

Form of Restricted Stock Unit Award Under CONSOL Energy Inc. Equity Incentive Plan (“Plan”)

CONSOL Energy Inc. hereby awards you restricted stock units under the Plan. The terms and conditions of this award are set forth in this cover sheet, the “Terms and Conditions” attachment hereto and the Plan. To the extent the terms and conditions set forth on this cover sheet or the attachment differ in any way from the terms set forth in the Plan, the terms of the Plan shall govern.

Name of Recipient:

Award Date:

Number of Shares Subject to Award:	shares of the Company’s common stock

Vesting Schedule:	Four (4) successive equal annual installments upon your completion of each year of employment with the Company over the four (4)-year period measured from the Award Date.

Issuance Schedule:	The shares which vest each year under your restricted stock units will be issued to you on August 1 of that year (or if August 1 is not a business day, on the immediately preceding business day), subject to your satisfaction of all applicable income and employment withholding taxes.

Deferral Election:	You may, within the first sixty (60) days following the date of this letter, file a deferral election with the Company pursuant to which you may elect to defer the issuance of each annual share installment which vests under your award or fifty percent of each such installment until your termination of employment with the Company, subject to an immediate issuance of those deferred shares upon the closing of any earlier transaction effecting a change of control of the Company. The election form for such purpose is attached as Exhibit I, and further information concerning such deferral election may be found in the supplemental prospectus for the Equity Incentive Plan attached as Exhibit II.

You will have sixty (60) days following the date of this letter in which to sign and return to the Company the Acknowledgment section below in order to indicate your acceptance of the terms and conditions of your award as set forth above and in the attached Terms and Conditions. If you do not do so, your award will become null and void.

ACKNOWLEDGMENT

I hereby acknowledge and accept the terms and conditions of the restricted stock unit award evidenced hereby, including the attached TERMS AND CONDITIONS. I further acknowledge and agree that those terms and conditions, and the provisions of the Plan, set forth the entire understanding between the Company and me regarding my entitlement to receive the shares of the Company’s common stock subject to such award and supersede all prior oral and written agreements on that subject.

SIGNATURE:
PRINTED NAME:
DATED:	, 20

CONSOL Energy Inc.:
J. Brett Harvey
President and Chief Executive Officer

TERMS AND CONDITIONS

The restricted stock units under the Company’s Equity Incentive Plan (“Plan”) will entitle you to receive shares of the Company’s common stock in a series of installments over your period of continued employment with the Company. Each unit represents the right to receive one share of common stock following the vesting date of that unit. Unlike a typical stock option program, the shares will be issued to you as a bonus for your continued service over the vesting period, without any cash payment required from you. However, you must pay the applicable income and employment withholding taxes (described below) when due.

The terms and provisions of your award are subject to the provisions of the Plan. A copy of the Plan is available upon request from Human Resources.

Other important features of your award may be summarized as follows:

Special Vesting Rules: All of the shares subject to your award will vest (i.e., will not be subject to forfeiture as the result of employment termination) upon the occurrence of any of the following events, and (except as otherwise specified below) such vested shares will be delivered to you as soon as practical after the occurrence of such event:

•	your termination of employment with the Company on or after your attainment of age sixty-five (65);

•	your termination of employment with the Company on or after your attainment of age fifty-five (55) under circumstances which also satisfy the criteria for either Early Retirement or Incapacity Retirement under the Company’s Employment Retirement Plan, as in effect at that time (provided, that in such event, the delivery of your vested shares will automatically be deferred until the August 1 following the date on which those shares would normally have vested); or

•	the termination of your employment with the Company by reason of your death or as part of a reduction in force implemented by the Company.

In no event will any special vesting of your shares occur should your employment with the Company be terminated for Cause (as such term is defined in the Plan) or should you leave the Company’s employ for any reason other than in connection with one of special vesting events specified above.

Forfeitability: Should you cease employment under circumstances which do not otherwise entitle you to the special vesting of the unvested shares subject to your award, then your award will be cancelled with respect to those unvested shares, and the number of your restricted stock units will be reduced accordingly. You will thereupon cease to have any right or entitlement to receive any shares of common stock under those cancelled units.

Should your employment be terminated for “Cause” (as defined in the Plan) or should you breach any of the non-competition or proprietary information covenants set forth in the

Covenants section below, then not only will your award be cancelled with respect to any unvested shares at the time subject to your award, but you will also forfeit all of your right, title and interest in and to any shares which have vested under your award and which are either held by you at that time or are otherwise subject to deferred issuance. The certificates for any vested shares you hold at the time of such termination or breach must be promptly returned to the Company, and the Company will in addition impose an immediate stop transfer order with respect to those certificates. Accordingly, upon such termination of your employment or breach of any of your non-competition or proprietary information covenants below, you will cease to have any further right or entitlement to receive or retain the shares of common stock subject to your forfeited award. In addition, to the extent you have sold any of your vested shares within the six (6)-month period ending with the date of your termination for Cause or your breach of any covenant set forth in the Covenants section below or at any time thereafter, then you will be required to repay to the Company, within ten (10) days after receipt of written demand from the Company, the cash proceeds you received upon each such sale, provided such demand is made by the Company within one year after the date of that sale.

Transferability: The shares issued to you following the vesting of your award will be registered under the federal securities laws and will be freely tradable upon receipt. However, subsequent sales of those shares will be subject to any market black-out periods the Company may impose from time to time and must be made in compliance with the Company’s insider trading policies.

Prior to your actual receipt of the shares in which you vest under your award, you may not transfer any interest in your award or the underlying shares or pledge or otherwise hedge the sale of those shares, including (without limitation) any short sale, put or call option or any other instrument tied to the value of those shares. However, your right to receive any shares which have vested under your restricted stock units but which remain unissued at the time of your death may be transferred pursuant to the provisions of your will or the laws of inheritance following your death.

Federal Income Taxation: You will recognize ordinary income for federal income tax purposes on the date the shares which vest under your award are actually issued to you, and you must satisfy your income tax withholding obligation applicable to that income. The amount of your taxable income will be equal to the closing selling price per share of the Company’s common stock on the New York Stock Exchange on the issue date times the number of shares issued to you on that date.

FICA Taxes: You will be liable for the payment of the employee share of the FICA (Social Security and Medicare) taxes applicable to the shares subject to your award at the time those shares vest, and not at the time they are subsequently issued. No additional FICA taxes will be due when the shares are actually issued. FICA taxes will be based on the closing selling price of the shares on the New York Stock Exchange on the date those shares vest under the award.

Withholding Taxes: You must pay all applicable federal and state income and employment withholding taxes when due. Those taxes will be deducted from your paycheck on the pay day coincident with or next following the date on which such liability arises, unless you elect to satisfy your withholding tax liability through either of the following alternatives:

•	the delivery of your separate check payable to the Company or,

•	the use of the proceeds from a same-date sale of the shares issued to you, provided such a sale is permissible under the Company’s trading policies governing your sale of Company shares and you are not at the time an executive officer subject to the short-swing trading restrictions of the federal securities laws.

Stockholder Rights: You will not have any stockholder rights, including voting rights and actual dividend rights, with respect to the shares subject to your award until you become the record holder of those shares following their actual issuance to you and your satisfaction of the applicable withholding taxes.

Dividend Equivalent Rights: Should a regular cash dividend be declared on the Company’s common stock at a time when unissued shares of such common stock are subject to your award, then the number of shares at that time subject to your award will automatically be increased by an amount determined in accordance with the following formula, rounded down to the nearest whole share:

X = (A x B)/C, where

X	=	the additional number of shares which will become subject to your award by reason of the cash dividend;

A	=	the number of unissued shares subject to this award as of the record date for such dividend;

B	=	the per share amount of the cash dividend; and

C	=	the closing selling price per share of the Company’s common stock on the New York Stock Exchange on the payment date of such dividend.

The additional shares resulting from such calculation will be subject to the same terms and conditions (including, without limitation, any applicable vesting requirements, forfeiture provisions and deferral election) as the unissued shares of common stock to which they relate under the award.

Other Adjustments: In the event of any stock split, stock dividend, recapitilization, combination of shares, exchange of shares or other similar change affecting the Company’s outstanding common stock as a class without the Company’s receipt of consideration, the number and/or class of securities subject to your award will be appropriately adjusted to preclude any dilution or enlargement of your rights under the award.

Change in Control: In the event of a Change in Control (as such term is defined in the the Plan), all of the then-unvested shares subject to your award will vest in full on an accelerated basis, and the shares of the Company’s common stock subject to your vested units, including those which vest on such an accelerated basis, will be issued immediately prior to the closing of the change in control transaction whether or not you have elected a later deferred distribution date.

However, if such accelerated vesting of the shares subject to your award, either alone or together with any other payments or benefits to which you may otherwise become entitled from the Company in connection with the Change in Control would, in the Company’s good faith opinion, be deemed to be a parachute payment under Section 280G of the Internal Revenue Code (or any successor provision), then, unless any agreement between you and the Company provides otherwise, the number of shares which are to vest on such an accelerated basis under your award will be reduced to the extent necessary to assure, in the Company’s good faith opinion, that no portion of your accelerated award will be considered such a parachute payment. The Company’s good faith opinion on this matter will be conclusive and binding upon you and your successors.

Covenants: As a further condition to your right and entitlement to receive the shares of the Company’s common stock subject to your award, you hereby agree to abide by the terms and conditions of the following non-competition and proprietary information covenants:

Non-Competition Covenant.

You hereby acknowledge and recognize the highly competitive nature of the business of the Company and its Affiliates (as such term is defined in the Plan) and accordingly agree that during the term of your employment and for a period of two years immediately thereafter:

(a) You will not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company or any of its Affiliates, including (without limitation) any engagement as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative, in any geographic region in which the Company or any of its Affiliates conduct any such competing line of business.

(b) You will not perform (or otherwise solicit the performance of) services for any customer or client of the Company of any of its Affiliates.1

(c) You will not directly or indirectly induce any employee of the Company or any of its Affiliates to (i) engage in any activity or conduct which

1 Neither the restrictions of subparagraph (a) nor those of subparagraph (b) of the Non-Competition Covenant shall apply in the event your employment with the Company is involuntarily terminated in connection with a reduction in force implemented by the Company.

is prohibited pursuant to this non-competition covenant or (ii) terminate such individual’s employment with the Company or any of its Affiliates. Moreover, you will not directly or indirectly employ or offer employment (in connection with any business which is in competition with any line of business conducted by the Company or any of its Affiliates) to any person who was employed by the Company or any of its Affiliates unless such person shall have ceased to be employed by the Company or any of its Affiliates for a period of at least 12 months.

(d) You will not directly or indirectly assist others in engaging in any of the activities which are prohibited under subparagraphs (a) through (c) above.

It is expressly understood and agreed that although you and the Company consider the foregoing restrictions to be reasonable, should a final judicial determination be made by a court of competent jurisdiction that the time or territory or any other restriction contained in this agreement is an unenforceable restriction against you, the provision of this agreement will not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, should any court of competent jurisdiction find that any restriction contained in this agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Proprietary Information Covenant.

You and the Company agree that certain materials, including (without limitation) information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, you will not at any time during or after your employment with the Company disclose or use for your own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally know to the industry or the public other than as a result of your breach of this covenant. You agree that upon termination of your employment with the Company for any reason, you will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates, except that you may retain personal notes, notebooks and diaries. You further agree that you will not retain or use for your own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.

Remaining Terms. The remaining terms and conditions of your award are governed by the Company’s Equity Incentive Plan. An updated prospectus summarizing the principle features of that plan has been prepared and distributed by the Company; additional copies of the updated prospectus are available upon request from the Corporate Secretary at the Company’s executive offices at 1800 Washington Road, Pittsburgh, Pennsylvania 15241. Attached hereto is a special supplement to such prospectus which provides certain other relevant information concerning your award. Please review both the updated plan prospectus and the supplement carefully so that you fully understand your rights and benefits under your award and the limitations, restrictions and vesting provisions applicable to the award.

Employment at Will: Nothing in the program will provide you with any right to continue in the Company’s employ for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company to terminate your service at any time for any reason, with or without cause. Your employee status with the Company will accordingly remain at will.